EXHIBIT 15







TXU US Holdings Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed combined interim financial information of TXU Energy Company LLC (the Company) and the businesses that comprise the Company for the nine-month periods ended September 30, 2001 and 2000, as indicated in our report dated January 18, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Current Report on Form 8-K dated January 24, 2002, of TXU US Holdings Company, formerly TXU Electric Company (TXU Electric), is being incorporated by reference in Registration Statements Nos. 33-69554, 333-53296, 333-53296-01, 333-53296-02 and
333-53296-03 on Form S-3 of TXU Electric.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP


Dallas, Texas
January 24, 2002